Exhibit 10.9

SOLID POWER, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved by the Company’s Board of Directors on December 8, 2021 (the “Effective Date”).

Solid Power, Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless defined in this Policy, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy. The compensation to our Outside Directors is subject to the limitations set forth in Section 11 of the Plan.

1.            Cash Compensation.

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $35,000. There are no per-meeting attendance fees for attending Board meetings.

Committee Annual Cash Retainer

Effective as of the Effective Date, each Outside Director who serves as the chair of the Board, or the chair or a member of a committee of the Board listed below will be eligible to earn additional annual cash retainers as follows:

Non-Executive Board Chair/Lead Independent Director:	$25,000

Audit Committee Chair:	$35,000

Audit Committee Member:	$10,000

Compensation Committee Chair:	$15,000

Compensation Committee Member:	$7,500

Nominating Committee Chair:	$10,000

Nominating Committee Member:	$5,000

For clarity, each Outside Director who serves as the chair of a committee will receive only the annual cash retainer as the chair of the committee, and not the additional annual cash retainer as a member of the committee.

Each annual cash retainer payable under this Policy for service on the Board, chair of the Board, or the chair or a member of a committee of the Board (an “Annual Cash Retainer”) will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the fiscal quarter, and such payment will be made on the last business day of such fiscal quarter (or as soon thereafter as practical, but in no event later than 30 days following the end of such fiscal quarter). For purposes of clarification, an Outside Director who has served as an Outside Director and/or as a member of an applicable committee (or chair thereof) during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such fiscal quarter such Outside Director has served in the relevant capacities.

2.            Equity Compensation.

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)            No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b)            Initial Awards. Each individual who first becomes an Outside Director following the Effective Date will be granted an Award of Restricted Stock Units (an “Initial Award”) covering a number of Shares, with such Award having a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) (the “Grant Value”) equal to $165,000, rounded to the nearest whole Share.

Each individual’s Initial Award will be granted on the first trading date on or after the date the Outside Director joins the Board, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to any Initial Award.

Subject to Section 3 of this Policy, each Initial Award will vest as to 1/12th of the Initial Award beginning on the first Company Quarterly Vesting Date following the Initial Director Date and as to 1/12th of the Initial Award on each Company Quarterly Vesting Date thereafter, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date. “Company Quarterly Vesting Date” means February 15, May 15, August 15, or November 15 of each year.

(c)            Annual Award. Subject to the following paragraph, on the date of each annual meeting of stockholders following the effective date (each, an “Annual Meeting”), each Outside Director will be automatically granted an Award of Restricted Stock Units (an “Annual Award”) covering a number of Shares, with such Award having a Grant Value of $125,000, rounded to the nearest whole Share.

Subject to Section 3 of this Policy, each Annual Award will vest upon the earlier of: (i) the first anniversary of the grant date; or (ii) the day before the next Annual Meeting, in each case, subject to the Outside Director continuing to be a Service Provider through such vesting date.

(d)            Additional Terms of Initial Awards and Annual Awards. Each Initial Award and Annual Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Committee, as applicable, for use thereunder.

3.            Change in Control.

Immediately prior to a Change in Control, each Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Outside Director and the Company or any of its Subsidiaries or Parents, as applicable.

4.            Travel Expenses.

Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings or related to his or her Board service will be reimbursed by the Company.

5.            Additional Provisions.

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

6.            Section 409A.

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Fiscal Year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company have any liability or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes or costs that may be imposed on or incurred by an Outside Director (or any other person) as a result of Section 409A.

7.            Revisions.

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

8.            Compensation Waiver.

Notwithstanding anything in this Policy to the contrary, an Outside Director may, in his or her discretion, waive any cash compensation he or she would otherwise be entitled to receive under this Policy for service as a Director during any Fiscal Year and/or waive the grant of any Initial Award or Annual Award in any Fiscal Year.  Any waiver must be provided in writing in advance to the Company’s Chief Legal Officer.